John V.Murphy                               (Logo Omitted) OppenheimerFunds(R)
Chairman,President and                      498 Seventh Avenue
Chief Executive Officer                     New York, NY  10018
                                            www.oppenheimerfunds.com












Dear Oppenheimer Select Managers--Mercury Advisors Focus Growth Fund
Shareholder:

The Mercury Advisors Focus Growth Fund chosen as an investment option for your company's retirement plan invests exclusively in the securities issued by the Merrill Lynch Master Focus Twenty Trust (the "Master Trust"). The Master Trust has scheduled a shareholder meeting on March 15,2002 to elect Board
Members. You will find detailed information on the nominees in the enclosed proxy statement. Although you are not a direct shareholder of the Master Trust, we are required to pass through the Master Trust proxy statement and ballot to you, as you are an indirect shareholder of the Master Trust.

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. Remember, it can be costly for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the meeting.

Please read the enclosed proxy statement for complete details on this proposal. Of course, if you have any questions, please contact your financial advisor or call us at 1.800.525.7048. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                                           Sincerely,

                                                           /s/ John V. Murphy